                                                   REGISTRATION NO. 333-______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            QUESTRON TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   23-2257354
                      (I.R.S. Employer Identification No.)

                              6400 CONGRESS AVENUE
                                   SUITE 2000
                            BOCA RATON, FLORIDA 33487
                                 (561) 241-5251

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               DOMINIC A. POLIMENI
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
           6400 CONGRESS AVENUE, SUITE 2000, BOCA RATON, FLORIDA 33487
                                 (561) 241-5251

  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                               CARTER STRONG, ESQ.
                               JOHN P. FOLEY, ESQ.
                     ARENT FOX KINTNER PLOTKIN & KAHN, PLLC
                          1050 CONNECTICUT AVENUE, N.W.
                              WASHINGTON, DC 20036
                                 (202) 857-6000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed under Rule 462(c) pursuant to the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                                      CALCULATION OF REGISTRATION FEE

     TITLE OF EACH CLASS                            PROPOSED MAXIMUM          PROPOSED MAXIMUM
     OF SECURITIES TO BE             AMOUNT            OFFERING                  AGGREGATE            AMOUNT OF
        REGISTERED            TO BE REGISTERED    PRICE PER UNIT (1)(2)        OFFERING PRICE      REGISTRATION FEE
        ----------            ----------------    ---------------------       ----------------     -----------------
     Common Stock, $0.001 par
     value per share               2,341,214            $6.5938                $15,437,496           $4,075.50

(1) The common stock that may be offered by this Registration Statement includes 107,500 shares issuable upon exercise of options and 50,000 shares issuable upon exercise of warrants.

(2) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low sale prices of the common stock as reported on The Nasdaq National Market on April 18, 2000 under Rule 457(c).

         THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

                   Subject to Completion, dated April 21, 2000

                             PRELIMINARY PROSPECTUS

                            QUESTRON TECHNOLOGY, INC.

                                2,341,214 SHARES

                                  COMMON STOCK

         Up to 2,341,214 shares of our common stock may be offered for sale by the selling stockholders listed on page 10. Some shares of common stock are owned outright by selling stockholders, and some shares are issuable upon the exercise by selling stockholders of options or warrants.

         Our common stock is listed on The Nasdaq National Market under the symbol "QUST." On April 18, 2000, the last sale price of our common stock on The Nasdaq National Market was $6.75 per share.

         INVESTING IN QUESTRON COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 THAT YOU SHOULD CONSIDER BEFORE INVESTING.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS ___________, 2000

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE REGISTERED SECURITIES COVERED BY THIS PROSPECTUS. IT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE DELIVERY OF THIS PROSPECTUS DOES NOT IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS.

       In this prospectus, "Questron," "we," "our" and "us" refer to Questron Technology, Inc. and its subsidiaries and affiliates.

                                                 TABLE OF CONTENTS

THE COMPANY............................................................................................4

RISK FACTORS...........................................................................................6
         Dependence on major customers - we derive a substantial portion of our revenue from major customers, and, therefore, the loss of even one of these customers could significantly and negatively impact our operating results.........................6
         We are vulnerable to customer industry risks and cyclicality..................................6
         Substantial leverage -our substantial indebtedness could adversely affect our financial health.......................................................................6
         Risks associated with acquisitions -businesses which we have acquired, or those we may acquire in the future, could perform below our expectations, increase our liabilities and limit resources necessary to manage our existing business...............7
         Dependence on third-party suppliers and manufacturers -delays in establishing relationships with new suppliers and manufacturers of our products could severely diminish our operations........................................................7
         We face significant competition...............................................................7
         Product liability; claims exposure............................................................8
         We are dependent on our inventory management and information systems..........................8
         We depend on key management...................................................................8
         Management control............................................................................9

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS..........................................................9

USE OF PROCEEDS........................................................................................9

SELLING STOCKHOLDERS...................................................................................9

PLAN OF DISTRIBUTION..................................................................................11

LEGAL MATTERS.........................................................................................12

EXPERTS...............................................................................................13

WHERE YOU CAN FIND MORE INFORMATION...................................................................13

                                   THE COMPANY

         We provide original equipment manufacturers with supply management solutions and inventory logistics management services for C inventory items, which are typically low cost, high volume related products (commonly referred to as "C Items"). These services include in-plant bin-stock replenishment, kitting, technical support, quality assurance and other similar programs.

         Increasingly, original equipment manufacturers are outsourcing C Items inventory logistics management functions. Our goal is to take advantage of this trend. We concentrate on customers who produce high-end products with significant product sophistication. In providing inventory logistics management services, we serve as the supply chain manager of C Items for most of our original equipment manufacturer customers, enabling these customers to:

     o eliminate process costs relating to the planning, purchasing and expediting of C Items;

     o reduce carrying costs, including labor, financing and overhead charges;

     o reduce parts shortages, which can lead to costly production line stoppages;

     o reduce product costs; o consolidate their supplier base; and o potentially consolidate the number of parts used.

         Inventory items classified as C Items generally have much lower values than the end products being made by original equipment manufacturers. They are also complex due to the multiplicity of items and volume of parts, and are labor intensive in their preparation for the production line. We manage C Items, with state-of-the-art technology, ranging from sourcing and procurement of parts to the direct deployment of parts to the manufacturing floor. We provide these services utilizing a fully integrated on-line real-time computer system linking all of our sales and distribution centers, offering electronic data interchange, bar coding, consolidated billing options and "just in time" delivery programs.

     Our customers include companies in the following industries:

     o    industrial equipment manufacturing;
     o    military aerospace;
     o    commercial aerospace;
     o    contract manufacturing;
     o    furniture;
     o    transportation;
     o    telecommunications;
     o    medical electronics;
     o    computer and computer networking;
     o    semiconductor fabrication equipment; and
     o    consumer products.

     We supply a wide range of products which include:

     o    fasteners;
     o    spacers and standoffs;
     o    plastic components;
     o    cable ties and accessories;
     o    drawer slides;
     o    connectors;
     o    design/prototype components; and
     o    other custom fabricated C Items.

         We were incorporated in Delaware in 1983 and changed our name to Questron Technology, Inc. in 1996. Together with our direct and indirect subsidiaries, we currently have approximately 445 employees and operate 32 facilities in 18 states and two in Mexico. We intend to continue our expansion through both internal growth and acquisitions. Our executive offices are located at 6400 Congress Avenue, Suite 2000, Boca Raton, Florida 33487 and our telephone number is (561) 241-5251.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR SECURITIES.

DEPENDENCE ON MAJOR CUSTOMERS - WE DERIVE A SUBSTANTIAL PORTION OF OUR REVENUE FROM MAJOR CUSTOMERS, AND, THEREFORE, THE LOSS OF EVEN ONE OF THESE CUSTOMERS COULD SIGNIFICANTLY AND NEGATIVELY IMPACT OUR OPERATING RESULTS

         Our customer base consists of over 6,000 customers. Over 90% of our sales are recurring sales to existing customers. For the year ended December 31, 1999, on a proforma basis, our ten largest customers accounted for approximately 31% of our sales. No single customer contributed more than 5.6%. Customers may terminate these sales arrangements on short notice, and none of our customers is obligated to continue to use our services, acquire our products or pay existing prices. This exposes us to significant financial risk should one or more major customers terminate or significantly alter their business relationship with us.

WE ARE VULNERABLE TO CUSTOMER INDUSTRY RISKS AND CYCLICALITY

         We sell a significant percentage of our products and services to customers in industries that experience fluctuations in demand because of changes in economic conditions, consumer demand and other factors beyond our or their control. As a result, we may be unable to increase or maintain our level of sales in periods of economic stagnation or downturn in our customers' industries.

SUBSTANTIAL LEVERAGE - OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH

         As of December 31, 1999, our total indebtedness was approximately $89.6 million, representing 72.2% of our total capitalization. In March 2000, $5 million of notes issued as consideration for acquisitions were redeemed for 450,000 shares of our common stock. Subject to restrictions in our senior credit facility, we may incur up to $10.6 million of additional borrowings under the senior credit facility. Our indebtedness could:

     o increase our vulnerability to adverse economic and industry conditions;

     o limit our ability to fund capital expenditures, future acquisitions, working capital and other general corporate requirements;

     o require us to dedicate a substantial portion of our cash flow from operations to payments of indebtedness, which would reduce our ability to fund capital expenditures, future acquisitions, working capital and other general corporate requirements;

     o    place us at a competitive disadvantage to competitors with less debt;
          and

     o limit, along with the financial and other restrictive covenants in our existing senior credit facility, among other things, our ability to borrow any additional funds, or to borrow on acceptable terms.

RISKS ASSOCIATED WITH ACQUISITIONS - BUSINESSES WHICH WE HAVE ACQUIRED, OR THOSE WE MAY ACQUIRE IN THE FUTURE, COULD PERFORM BELOW OUR EXPECTATIONS, INCREASE OUR LIABILITIES AND LIMIT RESOURCES NECESSARY TO MANAGE OUR EXISTING BUSINESS

         Before March 1997, we derived our revenues primarily through our wholly owned subsidiary, Questron Distribution Logistics, Inc. After March 1, 1997, we experienced a period of rapid growth and expansion through the acquisitions of Comp Ware, Inc., doing business as Webb Distribution, California Fasteners, Inc., Integrated Material Systems, Inc., Power Components, Inc., Fas-Tronics, Inc., Fortune Industries, Inc., B&G Supply Company, Inc., Capital Fasteners, Inc., Olympic Fasteners & Electronic Hardware and AFCOM Action Threaded Products, Inc. Our growth and profitability depend on our ability to integrate successfully acquired businesses and assets into our existing operations and to expand successfully our customer base, which we may not accomplish. On March 31, 2000, we acquired RSD Sales, Co. Inc. The acquired businesses may have characteristics, deficiencies or liabilities unknown to us, which could diminish the benefits we derive from them. In addition, the integration of these companies could place disproportionate demands on our management, operational and financial resources. Some of our senior management personnel have recently joined us. Our ability to manage growth successfully will require us to continue to improve our operational, management and financial systems and controls. If our management is unable to manage growth effectively, our business, results of operations and financial condition could be materially and adversely affected. The successful integration of these and future acquisitions depends on a number of factors, including:

     o the effective and timely initiation and development of customer relationships;

     o our ability to maintain the quality of services we provide to our customers; and

     o    the recruitment, motivation and retention of qualified personnel.

DEPENDENCE ON THIRD-PARTY SUPPLIERS AND MANUFACTURERS - DELAYS IN ESTABLISHING RELATIONSHIPS WITH NEW SUPPLIERS AND MANUFACTURERS OF OUR PRODUCTS COULD SEVERELY DIMINISH OUR OPERATIONS

         Our C Items are purchased from third-party suppliers and manufacturers. While there are numerous available sources of supply for required products and we currently maintain alternative sources for products, our businesses are subject to the risk of price fluctuations, different product performance and quality, and periodic delays in delivery. Failure by suppliers to continue to supply us with products on commercially reasonable terms, or at all, may have a material adverse effect on our operations and financial condition.

WE FACE SIGNIFICANT COMPETITION

         The inventory logistics management services market for C Items is highly competitive, and we expect competition in each of these businesses to increase. Our competitors include Park-Ohio Holdings Corp., Honeywell, Inc., Textron, Inc. and Pentacon, Inc. Increased competition could result in price reductions, reduced margins and loss of market share, all of which could materially and adversely affect our business, operating results and financial condition. Many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than we have. We cannot assure you that we will be able to compete successfully with existing or new competitors or that the competitive pressure we face will not materially and adversely affect our business, operating results and financial condition.

PRODUCT LIABILITY; CLAIMS EXPOSURE

         We maintain product liability insurance to protect us from product liabilities. We have had only one product liability lawsuit against us in the past four years. That litigation was settled without any payment by us. We cannot assure you that premiums will not increase or that claims will not arise in the future, or that our insurance coverage will be adequate. Any product liability not covered by insurance, or for which third party indemnification is not available, could have a material adverse effect on our financial condition and results of operations.

WE ARE DEPENDENT ON OUR INVENTORY MANAGEMENT AND INFORMATION SYSTEMS

         We operate an inventory management information system that is used to purchase, monitor and allocate inventory throughout our facilities. We depend on our management information system to provide real-time information used to monitor:

     o    sales activities;
     o    credit approval;
     o    inventory levels;
     o    stock balancing;
     o    vendor returns; and
     o    order fulfillment.

Any disruption in the operation of our management information system could have a material adverse effect on our financial condition, liquidity and results of operations.

WE DEPEND ON KEY MANAGEMENT

         Our success depends upon the efforts, abilities and expertise of our executive officers and other senior managers, including Dominic A. Polimeni, our Chairman and Chief Executive Officer, as well as the presidents of our operating units. The loss of the services of these individuals or other key individuals could have a material adverse effect on our financial condition, liquidity and results of operations.

         Our success also depends largely on our ability to attract and retain highly-skilled technical, managerial, sales and marketing personnel. While our employees enter into confidentiality agreements, they generally do not enter into non-competition agreements. If we are unable to hire and retain the necessary personnel, our development of productivity enhancements and new services likely would be adversely affected. We cannot assure you that we will succeed in retaining our key personnel and in attracting and retaining the personnel we require to continue our growth strategy.

MANAGEMENT CONTROL

         Management owns approximately 52% of our outstanding common stock. Accordingly, management has the ability to direct many of our affairs and actions, including actions requiring stockholder approval.

                  CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

         This prospectus may contain forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. Forward-looking statements relate to future events or to our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "could," "believes," "estimates," "predicts," "potential" or similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described in the "Risk Factors" section and elsewhere in this prospectus.

         Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, even if new information becomes available or other events occur.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by the selling stockholders. The selling stockholders will retain all proceeds. If warrants or options are exercised by selling stockholders, we will receive an exercise price which will be used for general corporate purposes.

                              SELLING STOCKHOLDERS

         This prospectus covers:

         (i) Restricted shares of our common stock owned by certain selling stockholders;

         (ii) Shares of our common stock issuable on the exercise of warrants by certain selling stockholders;

         (iii) Shares of our common stock issuable on the exercise of options by certain selling stockholders.

Except as noted below, none of the selling stockholders has, within the past three years, had any position, office or other material relationship with us.

         The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of March 23, 2000 and the number of shares that may be offered under this prospectus.

                                                                  SHARES OF
                                                                COMMON STOCK    SHARES BENEFICIALLY
                              SHARES BENEFICIALLY OWNED PRIOR      OFFERED        OWNED AFTER THE
       NAME OF STOCKHOLDER             TO THE OFFERING                              OFFERING(1)

                                  NUMBER          PERCENT(2)                   NUMBER       PERCENT

Malcolm Tallmon(3)                 662,040          8.23          37,500       624,540       7.76
Greg Fitzgerald(4)                 429,279          5.34         131,501       297,778       3.70
Valerie Fitzgerald(5)              429,279          5.34         131,501       297,778       3.70
Rudy Petric(6)                     228,219          2.84         135,000        93,219       1.16
James R. Gilchrist(7)              376,093          4.67         376,093             0       *
Robert S. Diehl(8)                 394,619          4.90         394,619             0       *
Albion Alliance                    238,000          2.96         238,000             0       *
  Mezzanine Fund LP(9)
Inletside & Co.(9)                 170,000          2.11         170,000             0       *
The Equitable Life                 170,000          2.11         170,000             0       *
  Assurance Society of
  the United States(9)
IBJ Whitehall Bank &               102,000          1.27         102,000             0       *
  Trust Co.(9)
Gerald Ablan                       291,530          3.62         129,978       161,552       2.01
Charles Godzer                     291,530          3.62         129,978       161,552       2.01
Robert Lehman                       11,264          *              5,022         6,242       *
William Hackett                     11,264          *              5,022         6,242       *
James Mraz                         198,219          2.46         135,000        63,219       *
Janney Montgomery                   27,000          *             27,000             0       *
  Scott LLC(10)
William J. Barrett(11)               9,500          *              9,500             0       *
Herbert M. Gardner(12)               9,500          *              9,500             0       *
Andrew D. Shiftan(13)                4,000          *              4,000             0       *

(1) Assumes the sale of all shares offered by this prospectus and no other purchases or sales of Questron's common stock. See "Plan of Distribution."
(2) Based on 8,045,881 issued and outstanding shares of Questron's common stock as of March 23, 2000.
(3) Mr. Tallmon has been Vice President of Questron since September 1999. From June 1998 until September 1999, Mr. Tallmon was President and General Manager of Fortune Industries, Inc., our wholly owned subsidiary.
(4) Includes 20,000 shares of Questron's common stock issuable on exercise of options. Mr. Fitzgerald has been President of Questron Aerospace Logistics, a division of Questron Distribution Logistics, Inc., our wholly owned subsidiary, since September 1999. From

     June 1998 until September 1999, Mr. Fitzgerald was President and General Manager of Fas-Tronics, Inc., our wholly owned subsidiary.

(5) Includes 20,000 shares of Questron's common stock issuable on exercise of options. Ms. Fitzgerald has been an employee of Questron Aerospace Logistics, a division of Questron Distribution Logistics, Inc., our wholly owned subsidiary, since September 1999. From June 1998 until September 1999, Ms. Fitzgerald was an employee of Fas-Tronics, Inc., our wholly owned subsidiary.
(6) Includes 30,000 shares of Questron's common stock issuable on exercise of options. Mr. Petric has been an employee of Questron Distribution Logistics, Inc., our wholly owned subsidiary, since June 1999.
(7) Includes 180,000 shares held by James R. Gilchrist, Trustee of James R. Gilchrist Revocable Trust under Agreement dated June 25, 1999. Mr. Gilchrist has been Northeast and Mid-Atlantic Regional Vice President of Questron Distribution Logistics, Inc., our wholly owned subsidiary, since June 1999.
(8) Since March 31, 2000, Mr. Diehl has been President of RSD Sales Co., Inc., our indirect wholly owned subsidiary.
(9) The selling stockholder obtained its restricted stock in connection with the issuance to Questron of $20 million of 14.5% of senior subordinated notes due June 30, 2005 (the "Notes"). These shares are subject to a lock-up agreement which restricts the ability of this selling stockholder to sell its shares until January 1, 2001.
(10) Includes 27,000 shares of Questron's common stock issuable on exercise of the warrants. The warrants were issued pursuant to an agency agreement pursuant to which Janney Montgomery Scott Inc. ("JMS") acted as exclusive agent for the purpose of finding qualified purchasers for the Notes.
(11) Includes 9,500 shares of Questron's common stock issuable on exercise of the warrants. The warrants were issued pursuant to an agency agreement pursuant to which JMS acted as exclusive agent for the purpose of finding qualified purchasers for the Notes.
(12) Includes 9,500 shares of Questron's common stock issuable on exercise of the warrants. The warrants were issued pursuant to an agency agreement pursuant to which JMS acted as exclusive agent for the purpose of finding qualified purchasers for the Notes.
(13) Includes 4,000 shares of Questron's common stock issuable on exercise of the warrants. The warrants were issued pursuant to an agency agreement pursuant to which JMS acted as exclusive agent for the purpose of finding qualified purchasers for the Notes.

*    Less than 1%.

                              PLAN OF DISTRIBUTION

         The selling stockholders may sell the common stock offered by this prospectus from time to time directly to purchasers. The selling stockholders may also sell the common stock from time to time to or through underwriters, dealers, brokers or other agents. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders and underwriters, dealers, brokers or other agents may engage in hedging transactions with respect to the common stock. In those transactions, common stock may be sold or delivered to cover short positions resulting from the transactions.

         The common stock offered by this prospectus may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The prices will be determined by the selling stockholders or by agreement between the selling stockholders and their underwriters, dealers, brokers or other agents.

         Any underwriters, dealers, brokers or other agents to or through whom common stock offered by this prospectus is sold may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholders or from purchasers of common stock for whom they act as agent or to whom they sell as principal, or both. The compensation to a particular underwriter, broker, dealer or other agent may be in excess of customary commissions. In addition, the selling stockholders and any underwriters, dealers, brokers or other agents may be considered underwriters under the Securities Act, and any profits on the sale of common stock by them and any discounts, commissions or concessions received by any of them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholders will select any underwriter, broker, dealer or other agent in connection with the sale of the common stock. The underwriters, brokers, dealers or other agents may have other business relationships with us and our subsidiaries or affiliates in the ordinary course of business. We cannot currently estimate the amount of any discounts, commissions, concessions or fees. We do not know of any existing arrangements between the selling stockholders and any underwriter, dealer, broker or other agent.

         To comply with some states' securities laws, if applicable, the common stock offered by this prospectus may be sold in those states only through brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale in those states or an exemption from registration or qualification is available and complied with.

         We have agreed to pay all of the expenses incurred in connection with the preparation and filing of this prospectus and the related registration statement, including the fees and expenses in connection with the registration or qualification of the common stock offered for sale under state securities laws.

         The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 of the Securities Act, provided these open market transactions meet the criteria and conform to the requirements of this Rule.

         We will make copies of this prospectus available to the selling stockholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of common stock offered by this prospectus.

                                  LEGAL MATTERS

         The validity of the common stock offered under this prospectus will be passed upon for us by Arent Fox Kintner Plotkin & Kahn, PLLC, 1050 Connecticut Avenue, N.W., Washington, D.C. 20036-5339.

                                     EXPERTS

         The consolidated financial statements of Questron at December 31, 1999 and 1998 and for the years then ended included in Questron's Annual Report (Form 10-K) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The financial statements of Questron at December 31, 1997 incorporated in this registration statement by reference to the Annual Report (Form 10-K) for the year ended December 31, 1999 have been incorporated in reliance on the report of Moore Stephens, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the information filing requirements of the Securities Exchange Act of 1934 and we file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and other information regarding issuers, including Questron, who file electronically with the SEC. The address of that site is http://www.sec.gov.

         Our common stock is traded and listed on the Nasdaq National Market. You may also read our reports, proxy statements and other information we file with the SEC at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, DC 20006-1506.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, relating to the common stock to be sold under this prospectus. This prospectus does not contain all the information in the registration statement. We have omitted parts of it in accordance with the SEC's rules and regulations. For further information, you should refer to the registration statement including its exhibits and amendments.

         The SEC permits us to incorporate by reference in this prospectus some information that is contained in other documents we file with the SEC. This means that we may disclose important information by referring you to other documents that contain the information, including documents that we file after the date of this prospectus. The information that is incorporated by reference is considered to be part of this prospectus.

         We incorporated by reference the following documents:

         1.   Our Annual Report on Form 10-K for the year ended December 31,
              1999;

         2. Our Proxy Statement dated October 1, 1999 and filed on October 1, 1999 in connection with our October 28, 1999 Annual Meeting of Stockholders;

         3. The description of our common stock set forth in our Form 8-A filed on March 27, 1985; and

         4. All documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of this offering.

         Information in this prospectus may add to, update or change information in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in this prospectus. Information in a document filed after the date of this prospectus may add to, update or change information in this prospectus or in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in the later filed document.

         At your request, we will provide you without charge a copy of the documents incorporated by reference in this prospectus, including exhibits which are specifically incorporated by reference in the documents. You may request a copy of the documents incorporated by reference by writing or telephoning us at Questron Technology, Inc., Attention: Secretary, at our principal executive offices located at 6400 Congress Avenue, Suite 2000, Boca Raton, FL 33487, telephone (561) 241-5251.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the fees and expenses payable by the registrant. All amounts other than the SEC registration fee are estimated.


Securities and Exchange Commission registration fee                     $4,075.50
Accounting fees and expenses                                             6,000.00
Legal fees and expenses                                                 20,000.00
Printing and engraving                                                   1,000.00
Transfer agent and registrar fees                                          100.00
Miscellaneous                                                              500.00
                                                                        ---------
         Total                                                         $31,675.50
                                                                       ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in that capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. Article VIII of our Certificate of Incorporation and Article VII of our Bylaws provide for the indemnification of directors, officers and other authorized representatives of Questron to the maximum extent permitted by the Delaware General Corporation Law.

         The registrant has in effect a directors' and officers' liability insurance policy under which the directors and officers of the registrant are insured against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers, subject to specified exclusions.

ITEM 16. EXHIBITS.

EXHIBIT NO.   DESCRIPTION

5 Opinion of Arent Fox Kintner Plotkin & Kahn, PLLC concerning legality of securities being registered.

23 Consents of experts and counsel: (a) Arent Fox Kintner Plotkin & Kahn, PLLC (included in Exhibit 5). (b) Ernst & Young LLP. (c) Moore Stephens, P.C.

ITEM 17. UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in this Registration Statement;

                PROVIDED, HOWEVER, that the undertakings set forth in paragraphs
                (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

          (iii) To include any material with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Boca Raton, Florida on April 21, 2000.

                                        QUESTRON TECHNOLOGY, INC.
                                               (Registrant)

                                        By: /s/DOMINIC A. POLIMENI
                                            ----------------------
                                            Name: Dominic A. Polimeni
                                            Title: Chairman and Chief Executive
                                                   Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                                      TITLE                                      DATE

  /s/ DOMINIC A. POLIMENI                      Chairman, Chief Executive             April 21, 2000
----------------------------------------
Dominic A. Polimeni                            Officer and Director (Principal
                                               Executive Officer)

  /s/ ROBERT V. GUBITOSI                       President, Chief Financial            April 21, 2000
----------------------------------------
Robert V. Gubitosi                             Officer,Treasurer and Director
                                               (Principal Financial Officer and
                                               Principal Accounting Officer)

                                               Vice President and Director           April   , 2000
----------------------------------------
Douglas D. Zadow

  /s/ MILTON M. ADLER                          Director                              April 21, 2000
----------------------------------------
Milton M. Adler

  /s/ FREDERICK W. LONDON                      Director                              April 21, 2000
----------------------------------------
Frederick W. London


  /s/ WILLIAM J. MCSHERRY, JR.                 Director                              April 21, 2000
----------------------------------------
William J. McSherry, Jr.

                                  EXHIBIT INDEX

EXHIBIT NO.   DESCRIPTION

5 Opinion of Arent Fox Kintner Plotkin & Kahn, PLLC concerning legality of securities being registered.

23          Consents of experts and counsel:
            (a)  Arent Fox Kintner Plotkin & Kahn, PLLC (included in Exhibit 5).
            (b)  Ernst & Young LLP.
            (c)  Moore Stephens, P.C.